FOR IMMEDIATE RELEASE

ALLIED WORLD DRAWS DOWN $250 MILLION ON CREDIT FACILITY

PEMBROKE, BERMUDA, November 20, 2008 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) filed a current report on Form 8-K on November 19, 2008 announcing that it had sent a notice of borrowing to draw $250 million in principal amount under its existing $400 million unsecured senior revolving credit facility to increase its cash position to preserve its financial flexibility in light of the current uncertainty in the credit markets.

President and Chief Executive Officer Scott Carmilani commented, “Our current strong leverage position, solid balance sheet and $400 million credit facility position us well to take advantage of current insurance market opportunities.  Drawing down these funds under favorable terms through our credit facility simply ensures access to contingent liquidity during the current turbulence in the financial markets.”

The original term of this facility is 5 years. Currently there are 4 years remaining until its expiration on November 27, 2012. The current drawdown under the facility is for a period of three months at the rate of LIBOR + 40 basis points (approximately 2.70%). The remaining undrawn committed amount of the unsecured senior revolving credit facility after giving effect to the borrowing described above is $150 million.  The facility was established in November 2007 with a consortium of banks.

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at http://www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin Professional Underwriters, Inc. acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, Ltd

Media:

Faye Cook

AVP, Marketing & Communications

+1-441-278-5406

faye.cook@awac.com

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Keith J. Lennox

Investor Relations Officer

+1-646-794-0750

keith.lennox@awac.com

Website: http://www.awac.com